UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2012

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Suite 3200, Seattle, Washington		98101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 30, 2012, Dendreon Corporation (the “Company”) filed a Current Report on Form 8-K announcing that it had committed to a strategic restructuring plan that would include a re-configuration of the Company’s manufacturing model, restructuring administrative functions and strengthening the Company’s commercial functions. At the time the Company filed its original Current Report, the Company was unable to make a good faith estimate for the total amount or range of amounts expected to be incurred in connection with the strategic restructuring plan for certain major types of costs. The Company is filing this Form 8-K/A to update information and estimates regarding restructuring charges that the Company expects to record related to severance and other related termination benefits.

In connection with the reduction in headcount reported in the Company’s original Current Report, employees affected by the reduction in headcount will be notified the week of September 17, 2012. In lieu of notice required under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) and local state law equivalents, as applicable, affected employees will receive salary and benefits for a period of 60 days. In addition, the Company’s severance benefits program will also provide for benefits which are greater than the minimum requirements of the federal WARN Act, such as additional cash payments calculated on the basis of the affected employee’s base salary, as well as outplacement services and payments for continuation of medical, dental and vision benefits under the Consolidated Omnibus Budget Reconciliation Act.

The Company expects to incur total cash and non-cash charges of approximately $25 million associated with such reduction in headcount for employee severance and other related termination benefits and non-cash compensation due to the accelerated vesting of options and restricted stock awards of certain employees. These cash and non-cash charges include the $4 million in initial restructuring charges related to severance and other related termination benefits previously discussed in the Company’s original Current Report.

Charges related to the Company’s reduction in headcount are expected to be recorded in the Company’s operating results during the second half of 2012 and will continue into 2013. As previously disclosed, the Company expects implementation of the restructuring plan to be completed by mid-2013.

To the extent required by applicable rules, the Company may file one or more amendments to this Current Report or include such disclosure in a future Quarterly Report on Form 10-Q as details of the restructuring plan are refined and estimates of costs and charges are finalized.

Statements in this Form 8-K/A that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements related to the estimated $25 million in headcount reduction-related charges, and the expected timing of implementation and completion of actions related to the Company’s reduction in headcount. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: September 19, 2012	/s/ Christine Mikail
Christine Mikail
Executive Vice President, Corporate Development, General Counsel and Secretary